Exhibit 10.12
EXECUTION COPY
Paragraph 13. Elections and Variables
(a) Security Interest for “Obligations.” The term “Obligations” as used in this Annex includes the following additional obligations: None.
(b) Credit Support Obligations.
(i) Delivery Amount, Return Amount and Credit Support Amount.
(A) “Delivery Amount” has the meaning specified in Paragraph 3(a).
(B) “Return Amount” has the meaning specified in Paragraph 3(b).
(C) “Credit Support Amount” means, for any Valuation Date, (1) Party A’s Exposure for that Valuation Date plus (2) the aggregate of all Independent Amounts applicable to Party B, if any, minus (3) Party B’s Threshold; provided, however, that (x) in the case where the sum of the Independent Amounts applicable to Party B exceeds zero, the Credit Support Amount will not be less than the sum of all Independent Amounts applicable to Party B and (y) in all other cases, the Credit Support Amount will be deemed to be zero whenever the calculation of Credit Support Amount yields an amount less than zero.
(ii) Eligible Collateral. The following items will qualify as “Eligible Collateral”:

			Valuation
			Percentage
(A	)	Cash	100%
(B	)	Negotiable debt obligations issued by the U.S. Treasury Department having an original maturity at issuance of not more than one year.	99%
(iii) Other Eligible Support. “Other Eligible Support” shall not apply to Party A and for Party B shall mean such other types of collateral (including letters of credit or insurance bonds) as are in form and substance satisfactory to Party A. No value shall be given hereunder to any collateral pledged under or obligation under any Credit Support Document except for Eligible Collateral or Other Eligible Support delivered pursuant to the preceding sentence (e.g. no value shall be given to the Pledge Agreements or the Guarantee for purposes of determining Party B’s posting obligation hereunder); provided, however, such

Pledge Agreements and the collateral pledged thereunder shall be given value for purposes of determining the amount of the Assumption Fee due under Part V(L)(4) of the Schedule.
(iv) Thresholds.
(A) “Independent Amount” is not applicable to Party A and means with respect to Party B the amount specified below under “Other Provisions” together with any other Independent Amounts set forth in any Confirmation.
(B) “Threshold” means with respect to Party A: Not Applicable.
(C) “Threshold” means with respect to Party B: Zero.
(D) “Minimum Transfer Amount” means with respect to Party A and Party B, $10,000.
(E) Rounding. The Delivery Amount and the Return Amount will be rounded up and down to the nearest integral multiple of $5,000 respectively.
(c) Valuation and Timing.
(i) “Valuation Agent” means Party A.
(ii) “Valuation Date” means (A) the Effective Date of each Transaction, (B) any Local Business Day elected by Valuation Agent (but not more than one such day in each calendar week) (each, a “Weekly Valuation Date”) and on the 15th day of each calendar month (or any other day of the month selected by Party A, but not more than one such day in each calendar month) (each, a “Monthly Valuation Date”) (or if such day is not a Local Business Day, then the immediately preceding Local Business Day) and (C) each other Local Business Day designated as a Valuation Date by notice given to Party B no later than the Notification Time on the Local Business Day before the Valuation Date so designated.
(iii) “Valuation Time” means the close of business in the city of the Valuation Agent on the Valuation Date or date of calculation, as applicable, provided that the calculations of Value and Exposure will be made as of approximately the same time on the same date.
(iv) “Notification Time” means 10:00 a.m., New York time, on a Local Business Day.

(v) Transfer Timing. Notwithstanding Paragraph 4(b), the Transfer of Delivery Amounts by Party B will be made not later than the fifth Local Business Day following the delivery of the calculation of Value and Exposure to Party B.
(d) Conditions Precedent and Secured Party’s Rights and Remedies. The following Termination Event(s) will be a “Specified Condition” for Party B:

Illegality	☑
Tax Event	☑
Tax Event Upon Merger	☑
Credit Event Upon Merger	☑
Additional Termination Event(s)	☑
(e) Substitution.
(i) “Substitution Date” has the meaning specified in Paragraph 4(d)(ii).
(ii) Consent. If specified here as applicable, then the Pledgor must obtain the Secured Party’s consent for any substitution pursuant to Paragraph 4(d): Applicable with respect to any proposed substitution of Other Eligible Support.
(f) Dispute Resolution.
(i) “Resolution Time” means 1:00 p.m., New York time, on the third Local Business Day following the date on which notice of the dispute is given under Paragraph 5.
(ii) Value. For the purpose of Paragraphs 5(i)(C) and 5(ii), the Value of Eligible Collateral and Other Eligible Support other than Cash will be calculated as follows.
(A) With respect to Eligible Collateral, the sum of (1) (x) the arithmetic mean of the closing bid prices quoted on the relevant date of three nationally recognized principal market makers (one of which may include an Affiliate of Party A) for such security chosen by the Valuation Agent multiplied by the applicable Valuation Percentage or (y) if fewer than three quotations are available from such principal market makers on the relevant date, the arithmetic mean of the closing bid prices on the next preceding date multiplied by the applicable Valuation Percentage, plus (2) the accrued interest on such security (except to the extent Transferred to a party pursuant to any applicable provision of this Agreement or included in the applicable price referred to in (1) of this clause) as of such date;
(B) With respect to Other Eligible Support, the process agreed to by Party A and Party B at the time such Other Eligible Support is accepted by Party A.
(iii) Alternative. Not Applicable.
(g) Holding and Using Posted Collateral.
(i) Eligibility to Hold Posted Collateral; Custodians. Party A and its Custodian will be entitled to hold Posted Collateral pursuant to Paragraph 6(b); provided that the following conditions applicable to it are satisfied:
(A) Party A is not a Defaulting Party.
(B) The Custodian: The Custodian is (1) Party A or a wholly owned, direct or indirect, subsidiary of ML & Co. or (2) a bank or trust company located in the State of New York having total assets of at least $10,000,000,000; provided, however, if the rating of such Custodian (other than a subsidiary of ML & Co.) is less than A by S&P and A2 by Moody’s, both Party A and Party B must consent to such entity serving as Custodian hereunder with such consent not to be unnecessarily withheld.
(ii) Use of Posted Collateral. The provisions of Paragraph 6(c) will apply to Party A with respect to Posted Collateral, except as otherwise provided to the contrary in Paragraph 13(m)(x).
(h) Distributions and Interest Amount.
(i) Interest Rate. The “Interest Rate” with respect to cash held by Party A will be the rate per annum equal to the overnight Federal Funds Rate as reported in the Federal Reserve Publication H.15-519.
(ii) Transfer of Interest Amount. The Interest Amount shall not be Transferred, but shall be retained as collateral held by Party A and shall constitute an Additional Independent Amount in accordance with the definition of Additional Independent Amounts under Paragraph 13(m)(vi).
(iii) Alternative to Interest Amount. Not Applicable.
(i) Additional Representation(s). Not Applicable.
(j) Other Eligible Support and Other Posted Support.
(i) “Value” with respect to Other Eligible Support means such amount as may be determined pursuant to the valuation process Party A and Party B agreed to at the time such Other Eligible Support or Other Posted Support is accepted by Party A.
(ii) “Transfer” with respect to Other Eligible Support and Other Posted Support shall, with respect to Other Eligible Support and Other Posted Support that is in the form of cash, certificated securities and book-entry securities, have the same meaning provided in subsections (i), (ii) and (iii), respectively, of the definition of “Transfer,” and, with respect to other types of Other Eligible Support and Other Posted Support, have the meaning agreed to by Party A and Party B at the time such Other Eligible Support or Other Posted Support is accepted by Party A.
(k) Demands and Notices. All demands, specifications and notices under this Annex will be made pursuant to the Notices Section of this Agreement, unless otherwise specified here:

Party A:	Same as Notices Section
Party B:	Same as Notices Section
(l) Addresses for Transfers. To be advised.
(m) Other Provisions.
(i) Agreement as to Single Secured Party And Pledgor. Party A and Party B agree that, notwithstanding anything to the contrary in the recital to this Annex, Paragraph (1)(b) or Paragraph 2 or the definitions in Paragraph 12, (A) the term “Secured Party” as used in this Annex means only Party A, (B) the term “Pledgor” as used in this Annex means only Party B, and (C) only Party B makes the pledge and grant in Paragraph 2, the acknowledgment in the final sentence of Paragraph 8(a) and the representations in Paragraph 9. Party A and Party B further agree that, notwithstanding anything to the contrary in the recital to this Annex or Paragraph 7, this Annex will be considered a Credit Support Document only with respect to Party B, and the Events of Default in Paragraph 7 will apply only to Party B.
(ii) The definition of “Posted Collateral” in this Annex shall also include any and all accounts in which Cash Collateral is held.
(iii) Additions to Paragraph 3. The following subparagraph (c) is hereby added to Paragraph 3 of this Annex:
(c) No offset. On any Valuation Date, if either (i) each party is required to make a Transfer under Paragraph 3(a) or (ii) each party is required to make a Transfer under Paragraph 3(b), then the amounts of those obligations will not offset each other.

(iv) “Exposure” means, for any Valuation Date or other date for which Exposure is calculated, the sum of Aggregate Monetary Liability Exposure (as defined below) and Timber Oaks Exposure (as defined below).
        Definitions Used to Determine Exposure:
“Aggregate Monetary Liability Exposure” shall mean the aggregate sum of Monetary Liability Exposure with respect to each IRFA, provided that any Monetary Liability Exposure related to the Timber Oaks Property shall equal the Timber Oaks Exposure with respect to any Exposure relating to events covered thereby.
“Aggregate Monetary Liability Required Collateral Amount” shall mean the aggregate sum of all Monetary Liability Required Collateral Amounts.
“Monetary Liability” shall mean all present and future amounts Party A is, or may be, obligated to pay under each IRFA (as defined in the Confirmations), collectively. Such amounts may occur for any of the following reasons: (a) any expected delay or shortfall in the receipt of anticipated Tax Benefits (as defined in the applicable Guaranteed Partnership Agreement) to the Limited Partner (as defined in the applicable Guaranteed Partnership Agreement) which would cause the calculated Internal Rate of Return (as defined in the applicable Guaranteed Partnership Agreement) to be less than the Guaranteed Return Rate (as defined in the Guaranteed Partnership Agreement); (b) any potential recapture or loss of Tax Benefits which would cause the calculated Internal Rate of Return to be less than the Guaranteed Return Rate; or (c) to the extent not already covered by (a) or (b), the occurrence of any event or circumstance that may lead to an obligation of Party A to pay any amounts under the IRFA; in any case, for which the General Partner (as defined in the applicable Guaranteed Partnership Agreement) or a party on behalf of the General Partner has not already paid or posted collateral so as to eliminate Party A’s risk under the applicable IRFA with respect thereto.
“Monetary Liability Collateral Trigger Event” shall mean the occurrence of any of the following events: (A) a monetary default or any other default (but with respect to such other defaults, only after any applicable notice and cure period has expired) with respect to any foreclosable debt secured by any of the Properties which gives any person or entity the right to accelerate the debt and/or initiate foreclosure proceedings (including without limitation the failure by the Guarantor to fund the amounts set forth in Section 7 of that certain Reaffirmation of Guarantee, dated as of even date herewith); (B) any government authority challenges the past, present, or future Tax Benefits of the Limited Partner; or (C) any event or circumstance, not already covered by (A) through (B), occurs (including lawsuits, etc.) which could in Party A’s reasonable opinion lead to Monetary Liability.
“Monetary Liability Exposure” shall mean, with respect to each IRFA (as defined in the Confirmations), 125% (100% at the end of the last day of the Last Tax Credit Year, as defined in the applicable Guaranteed Partnership Agreement with respect to the IRFAs as defined in the Confirmations for Transaction Nos. 004 and 006, and at the end of the last day of the Last Compliance Period Year with respect to the IRFAs as defined in the Confirmations for Transaction Nos. 008, 010, 012 and 014), in either case, after payment of the Final Guaranteed Benefit Deficiency Payment)) of (i) the portion of the Aggregate Monetary Liability Required Collateral Amount applicable to such IRFA, plus (ii) any deficiency claimed by the Internal Revenue Service relating to amounts payable under such IRFA unless Party B delivers an unqualified opinion of tax counsel acceptable to Party A in its reasonable discretion to the effect any such claimed deficiency will not be due.
“Monetary Liability Required Collateral Amount” shall mean, upon the occurrence and continuance of any Monetary Liability Collateral Trigger Event, the amount of Monetary Liability associated therewith calculated as set forth below:
(A) Upon the occurrence of any Monetary Liability Collateral Trigger Event, Party A shall have the right to request that Party B deliver, within five (5) business days, certified calculations from Reznick Group LLP, or any other firm of independent certified public accountants acceptable to Party A (collectively, “Reznick”) setting forth the amount of Monetary Liability that may result due to the occurrence of such Monetary Liability Collateral Trigger Event. In performing such calculations, Reznick shall assume that the Monetary Liability Collateral Trigger Event will result in the maximum Monetary Liability that could occur as a result thereof (e.g. if any governmental authority claims that any Tax Benefits may be subject to recapture, that such recapture will occur). Reznick shall use its professional judgment to make assumptions necessary for the calculation of Monetary Liability (except as otherwise provided herein) and may engage such independent third-party experts to advise on any assumptions beyond its expertise as it deems necessary. With respect to any Monetary Liability Collateral Trigger Event set forth in subsection (A) of the definition thereof, Reznick shall assume that foreclosure of the first mortgages securing the Properties will occur on the 120th day following the occurrence of the applicable Monetary Liability Collateral Trigger Event. If any assumed foreclosure date has already past, the assumed foreclosure date shall be the date on which the calculations are being made. Further, in any case, if the calculation of Monetary Liability would be higher assuming a later foreclosure date than those already set forth in this subsection, the assumed foreclosure date shall be such later foreclosure date. If at any time Party A believes that there has been a change in circumstances that would result in a higher amount of Monetary Liability associated with a Monetary Liability Collateral Trigger Event if such amount was recalculated, Party A shall have the right to request that Party B deliver, within five (5) business days, new certified calculations from Reznick setting for the amount of Monetary Liability that may result due to the occurrence of such Monetary Liability Collateral Trigger Event (but no more than twice in any calendar year with respect to the same Monetary Liability Collateral Trigger Event). If Party B fails to deliver to Party A certified calculations from Reznick as to the amount of Monetary Liability with respect to any Monetary Liability Collateral Trigger Event within five (5) business days of receipt of Party A’s request therefor (whether with respect to the initial calculation of Monetary Liability associated with a Monetary Liability Collateral Trigger Event, or with respect to any request for a recalculation pursuant to this Section), Party A shall have the right to determine the amount of Monetary Liability associated with the subject Monetary Liability Collateral Trigger Event, in its sole and absolute discretion, which amount shall be binding until certified calculations from Reznick complying with this subsection are delivered. Notwithstanding anything to the contrary contained herein, upon a failure by the Guarantor to fund any amount required by Section 7 of that certain Reaffirmation of Guarantee, dated as of even date herewith, the Monetary Liability Required Collateral Amount as a result of such failure shall equal the amount which Guarantor failed to fund.
(B) Party A shall reduce the amount of Monetary Liability associated with a Monetary Liability Collateral Trigger Event to zero upon the occurrence of any of the following events: (a) Party A is satisfied that payments to the Limited Partner have been made by the General Partner or other sources which eliminate Party A’s risk of having any obligations under the applicable IRFA arising from such Monetary Liability Collateral Trigger Event, (b) Party A is satisfied that such Monetary Liability Collateral Trigger Event has been resolved in such a manner which eliminates Party A’s risk of having any obligations under the applicable IRFA arising from such Monetary Liability Collateral Trigger Event (which may include the execution of a forbearance agreement with the applicable lender satisfactory to Party A), or (c) Party A receives a certificate from Reznick pursuant to (i)

above, that there is no more Monetary Liability with respect to the subject Monetary Liability Collateral Trigger Event.
(C) The cost of Reznick and any third-party experts shall be at Party B’s expense.
“Timber Oaks Exposure” shall mean the potential financial impact inclusive of penalties and interest which may be due, relating to the failure to receive or late receipt of Form 8609, the failure to timely file restriction agreements, or the receipt of Form 8823s, respecting the Timber Oaks Property. On the date hereof, Party B shall deposit or cause to be deposited, $1,000,000 with Party A respecting the Timber Oaks Exposure (the “Deposit”). In accordance with its pledge of interests, Party B shall also deposit an amount equal to the proceeds of any sale of general partnership interests in Chapel Ridge of Cedar Rapids, Chapel Ridge and Bluff and Brisben Johnston Commons Properties upon settlement of any such sale (which sale must be approved by Party A) (the “Sale Proceeds”). Upon delivery on or before September 15, 2010 by Party B to Party A of (i) copies of Form 8609s for all residential buildings, (ii) withdrawal/cancellation of Form 8823s previously issued, and (iii) a calculation by Reznick (the “Reznick Calculation”), and based upon assumptions acceptable to Party A, of the estimated incremental amount of the Timber Oaks Exposure (the “Required Items”), Party B shall further deposit or cause to be deposited (each, an “Additional Deposit”) the amount that the then cumulative estimated Timber Oaks Exposure as calculated exceeds the sum of the Deposit and the Sale Proceeds. If form 8609s are received and the sum of the Deposit and the Sale Proceeds then equals the cumulative estimated Timber Oaks Exposure, then Party B shall have no further liability respecting the Timber Oaks Property. If the sum of the Deposit and the Sale Proceeds deposit exceeds the actual Timber Oaks Exposure as calculated in the Reznick Calculation and delivered on or before September 15, 2010, then Party A shall return to Party B such excess, up to the amount of the amount of the Deposit ($1,000,000). If Party B fails to deliver the Reznick Calculation or before September 15, 2010, Party A shall calculate Timber Oaks Exposure in its sole discretion, Party B shall post as additional an amount equal to Timber Oaks Exposure, as so calculated by Party A, less the sum of the Deposit and Sales Proceeds. If a determination is made by the Texas housing credit authority that it will not issue Form 8609s with respect to the Timber Oaks Property, then the Timber Oaks Exposure shall include that no Tax Credits were available with respect to the Timber Oaks Property from the initial date in which such Tax Credits may have been claimed.
(v) Exposure will not be recalculated in connection with application of the dispute resolution procedures of Paragraph 5 to the Confirmations for Transaction Nos. 004, 006, 008, 010, 012 and/or 014.

(vi) “Independent Amount” shall mean, for all of the Confirmations, $67,384,689.81, plus any Additional Independent Amounts (as defined below), less any Independent Amount Reductions (as defined below and as specified in this subparagraph (vi)).
“Additional Independent Amounts” shall mean the sum of all Transfers hereunder (plus the Interest Amount referred to under Paragraph 13(h)(ii) hereof) by Party B or from the Cash Management Account on and after March 5, 2010. Notwithstanding anything to the contrary, to the extent Party B has an obligation to make a Transfer relating to Exposure hereunder, such Transfer shall not also constitute an Additional Independent Amount. Upon any subsequent reduction of Exposure, however, the Return Amount due Party B shall constitute an Additional Independent Amount.
“Independent Amount Reductions” shall mean a reduction of the Independent Amount as follows:
(A) The Independent Amount shall be reduced from time to time as applicable upon the following events and in the following amounts:
(1) On any Business Day (but not more than once per month) by an amount equal to amount set forth in a Collateral Account Release Request in the form attached hereto as “Exhibit A.” Party B hereby directs Party A to transfer any Return Amount related to such Independent Amount Reduction to the Cash Management Account to be applied pursuant to Section 6 thereof, which direction cannot be changed without the consent of Party A;
(2) In an amount equal to $25,000,000 simultaneous with the compliance with the conditions set forth in (A) — (H) below as determined by Party A. Collateral relating to such $25,000,000 Independent Amount Reduction may be used to help fund (A) and (B) below, provided Party A is satisfied in its sole discretion that all of the conditions will be met upon such release:
(A) Reduction of principal on the debt secured by the Non-Stabilized Properties listed on Annex B to achieve a minimum 1.0x Debt Service Coverage Ratio, assuming a debt service payment based on a reduction in the interest rate to 5.75% plus amortization, plus a contingent interest rate component payable to the extent of property cash flow to support the current interest rate to be funded from the Loan Repayment Documents (as defined in (H) below).

(B) Reduction of principal on the debt secured by the Stabilized Properties listed on Annex B to achieve a minimum 1.0x Debt Service Coverage Ratio, assuming a debt service payment based on a reduction in the interest rate to 5.75% plus amortization, plus a contingent interest rate component payable to the extent of property cash flow to support the current interest rate to be funded from the Loan Repayment Documents.
(C) Reduction of principal on the debt secured by the Non-Stabilized Properties (as determined by Party B) up to a minimum 1.1x Debt Service Coverage Ratio or such lower Debt Service Coverage Ratio (but not less than 1.0x) so as to satisfy the requirement set forth below in (G).
(D) Amounts used to fund (A) and (B) above may include (i) Three Million Dollars ($3,000,000) from the release of earn-out reserves on the Non-Stabilized Properties, (ii) Eight Million Four Hundred Thousand Dollars ($8,400,000) from the respective Funds from amounts withheld from the capital contributions payable to the respective Local Partnerships subject to the condition of stabilization being achieved, and (iii) the Twenty-Five Million Dollar ($25,000,000) release of Eligible Collateral upon Independent Amount Reduction in this (A)(2) (assuming compliance of all other conditions as determined by Party A).
(E) Reduction in the must-pay component of debt service on both Stabilized and Non-Stabilized Properties to an interest rate of 5.75% plus principal amortization based on the reduced principal amounts (following any principal reductions under (A) — (C) above).
(F) Evidence satisfactory to Party A (with Party B hereby acknowledging that no such evidence delivered on or before the date hereof is satisfactory to Party A), including, without limitation, an opinion of Paul Hastings and an analysis from Reznick, that there will be no potential negative impact to the Investors (or to Party A under the IRFA) other than a loss of interest deductions due to the debt reduction in an amount not to exceed $5,500,000 per annum.
(G) Evidence satisfactory to Party A in its reasonable discretion that no further bond stabilization payments or required principal reductions (other than scheduled amortizations) are required for the Properties.
(H) Delivery of documentation of Party B to receive repayment for any amounts paid in connection with the reductions of principal (the “Loan Repayment Documents”) with a collateral assignment of such rights in a form acceptable to Party A.
This Independent Amount Reduction shall not be available on or after January 12, 2012.
(3) Following the Independent Amount Reduction described in subparagraph (2) above, Party A hereby agrees to reduce the Independent Amount from time to time by an aggregate amount up to $10,000,000 with any collateral released relating to such reduction to fund proposed capital expenditures and meet debt service shortfalls at the Properties which Party A approves following request by Party B or its bank group. Party A shall have no obligation whatsoever to release any collateral in excess of $10,000,000, which shall include all amounts released for debt service shortfalls pursuant to subparagraph (1) above or this subparagraph (3).
(B) The Independent Amount shall be reduced to $0 upon the replacement of Party A as the obligor with respect to all the IRFAs, and Party A is satisfied that it no longer has any liability thereunder and all amounts owed to Party A by Party B in connection with the IRFAs, including under the Agreement, have been paid in full.
        Definitions Used to Determine Independent Amount Reductions:
“Cash Management Account” shall mean the account established by and described in that certain Cash Management Agreement, dated as of even date herewith, among Party A, Party B, Centerline Guaranteed Manager II LLC and Wachovia Bank, National Association.
All other capitalized terms used to determine Independent Amount Reductions not otherwise defined in the Agreement, shall have the meanings set forth in that certain Master Assignment, Stabilization, Assignment Allocation, Servicing and Asset Management Agreement, dated as of even date herewith, among Party B and the other parties hereto.
(vii) Bond Servicing. To the extent not otherwise provided under the terms of the documents relating to and/or securing this Agreement, Party B or its Affiliates shall provide or cause to be provided to MLCS, with respect to each of the Properties, periodic servicing reports as reasonably requested by Party A.

(viii) Capitalized terms not otherwise defined herein, or in the Agreement, shall have the meanings ascribed to them in that certain First Amended and Restated Agreement of Limited Partnership of Related Capital Guaranteed Partnership II, L.P.-Series A, Number 1 dated as of July 10, 2002 as amended, restated and/or supplemented from time to time; that certain First Amended and Restated Agreement of Limited Partnership of Related Capital Partnership II, L.P.-Series B, Number 1 dated as of September 24, 2003, as amended, restated and/or supplemented from time to time; that certain First Amended and Restated Agreement of Limited Partnership of Related Capital Partnership II, L.P.-Series C, Number 1 dated as of October 31, 2003, as amended, restated and/or supplemented from time to time; that certain First Amended and Restated Agreement of Limited Partnership of Related Capital Partnership II, L.P.-Series C, Number 2 dated as of October 31, 2003; that certain First Amended and Restated Agreement of Limited Partnership of Related Capital Guaranteed Partnership II, L.P. — Series D, Number 1 dated as of April 14, 2004, as amended, restated and/or supplemented from time to time; that certain First Amended and Restated Agreement of Limited Partnership of Related Capital Guaranteed Partnership II, L.P. — Series E, Number 1 dated as of June 22, 2004, as amended, restated and/or supplemented from time to time; that certain First Amended and Restated Agreement of Limited Partnership of Related Capital Guaranteed Partnership II, L.P. — Series E, Number 2 dated as of June 22, 2004, as amended, restated and/or supplemented from time to time; or that certain First Amendment and Restated Agreement of Limited Partnership of Related Capital Guaranteed Partnership II, L.P. — Series F, Number 1 dated as of July 27, 2004, as amended, restated and/or supplemented from time to time, as applicable (each a “Guaranteed Partnership Agreement”).
(ix) “Property” or “Properties” shall mean each property individually and all properties collectively, as applicable, as set forth in Annex A hereto.
(x) The investment of all collateral posted as Cash under this Annex shall be controlled by Party A in its sole and absolute discretion exercised in a commercially reasonable manner.

[Signature page to ISDA Credit Support Annex and Paragraph 13 thereto]
Please confirm your agreement to be bound by the terms of the foregoing by executing the copy of this ISDA Credit Support Annex and Paragraph 13 thereto enclosed for that purpose and returning it to us.

Very truly yours, MERRILL LYNCH CAPITAL SERVICES, INC., a Delaware corporation
By	/s/ Edward H. Curland
	Name	Edward H. Curland
Authorized Signatory

[Signatures continued on following page]

[Signature page to ISDA Credit Support Annex and Paragraph 13 thereto]

CENTERLINE GUARANTEED HOLDINGS LLC, a Delaware limited liability company
By:	Centerline Capital Group Inc., a Delaware
corporation, its managing member

By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	Chief Executive Officer and President